EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE ON PRIMARY AND
                                 FULLY DILUTED BASES
                                   (Unaudited)

                     Eli Lilly and Company and Subsidiaries

                                                Three Months                Nine Months
                                             Ended September 30,          Ended September 30,
                                             1997         1996            1997          1996
                                          --------       --------       --------     --------
                                                   (In millions except per-share data)
PRIMARY:
Net income (loss)......................     $456.9         $415.6        $(842.6)    $1,150.5

Preferred stock dividends..............       (0.7)          (0.9)          (2.0)        (2.6)
                                          --------       --------       --------     --------

Adjusted net income (loss).............     $456.2         $414.7        $(844.6)    $1,147.9
                                          ========       ========       ========     ========

Average number of common shares
   outstanding.........................    1,101.8        1,092.9        1,101.1      1,093.4

Add incremental shares:
   Stock plans and contingent
      payments.........................     31,614         22,280            -         25,162
                                          --------       --------       --------     --------

Adjusted average shares................    1,133.4        1,115.2        1,101.1      1,118.5
                                          ========       ========       ========     ========

Primary earnings (loss) per
   share...............................      $0.40          $0.37         $(0.77)       $1.03
                                          ========       ========       ========     ========


FULLY DILUTED:

Net income (loss)......................     $456.9         $415.6        $(842.6)    $1,150.5

Preferred stock dividends..............       (0.7)          (0.9)          (2.0)        (2.6)
                                          --------       --------       --------     --------

Adjusted net income (loss).............     $456.2         $414.7        $(844.6)    $1,147.9
                                          ========       ========       ========     ========

Average number of common shares
   outstanding.........................    1,101.8        1,092.9        1,101.1      1,093.4

Add incremental shares:
   Stock plans and contingent
      payments.........................     34,007         25,608           -          30,054
                                          --------       --------       --------     --------

Adjusted average shares................    1,135.8        1,118.5        1,101.1      1,123.4
                                          ========       ========       ========     ========

Fully diluted earnings (loss)
   per share...........................      $0.40          $0.37         $(0.77)       $1.02
                                          ========       ========       ========     ========



For the nine months ended September 30, 1997, since the inclusion of stock options and contingent payments would be anti-dilutive, primary and fully diluted earnings per share have been calculated assuming no incremental shares.